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    BSQUARE Acquires BlueWater Systems; BSQUARE Expands Scope of Technology
               Offerings to Encompass Multiple Windows Platforms

BELLEVUE, Wash.--(BUSINESS WIRE)--Jan. 6, 2000--BSQUARE Corporation (Nasdaq:BSQR) announced today that it acquired BlueWater Systems, Inc., a leading provider of software development toolkits and system integration services for the creation of Windows(R) powered intelligent computing devices
(ICDs), for approximately 260,000 shares of BSQUARE common stock.

Through the acquisition of BlueWater Systems, BSQUARE will expand from its traditional expertise in Windows CE and Windows NT Embedded to provide additional software solutions for computing devices based on other Microsoft(R) Windows operating systems including Windows 2000, Windows NT, Windows 98 and Windows for SmartCard. BlueWater Systems will become a wholly owned subsidiary of BSQUARE Corporation.

The acquisition of BlueWater Systems supports BSQUARE's expansion strategy of providing software products and services for the development and use of ICDs based on Microsoft operating systems in addition to Windows CE. This strategy was announced initially in September of last year with the addition of Windows NT Embedded software services, and was further supported by BSQUARE's recent work with the Windows for SmartCard operating system. Acquiring BlueWater Systems will provide BSQUARE with an additional point of entry into providing software solutions for ICDs based on the other Windows operating systems.

BlueWater Systems' products and software engineering services are complementary to BSQUARE's existing capabilities, enabling BSQUARE to offer more complete software development solutions to Original Equipment Manufacturers (OEMs) creating ICDs, a market estimated to be over $18 billion in 2003 by International Data Corporation. BlueWater Systems' software development products and service capabilities will be seamlessly integrated with BSQUARE's own product and service offerings. BlueWater Systems' products will continue to be marketed under the BlueWater Systems brand name.

"BlueWater Systems' capabilities are perfect complements to BSQUARE's capabilities. With our combined suites of turnkey solutions and top quality development tools, OEMs can bring any Windows powered ICD to market more rapidly," said William Baxter, president and CEO of BSQUARE. "BlueWater Systems' technologies address critical needs in the embedded Windows market and enable us to deploy our turnkey software technologies across all of Microsoft's Windows operating systems: Windows 2000, Windows NT, Windows NT Embedded, Windows CE, Smart Card for Windows and Windows 98. This represents a strategic expansion of our company to service the increasing needs of the rapidly growing market for ICDs, yielding BSQUARE a larger overall addressable market."

"The merger with BSQUARE will allow BlueWater Systems to continue delivering our leading edge technology and solutions to an ever increasing market and customer base," said Paul Lever, President of BlueWater Systems. "BSQUARE's endorsement of our technology assures our present and future customers of the longevity of our solutions and promises more comprehensive support in the future. We will continue to provide our customers with the high quality products and responsive technical support they've come to expect from the team at BlueWater Systems."

BlueWater Systems offers the industry's leading device driver development toolkits and product technical support services for developing mission critical device drivers for Microsoft's Windows operating systems. Together, the two companies will provide a complete set of tools for developing system level software for ICDs based on Windows CE and Windows NT Embedded. Additionally, BlueWater Systems' toolkits will provide a point of entry for BSQUARE to begin providing new software products and services to developers of ICDs based on Windows 2000, Windows NT and Windows 98.

BlueWater Systems' products that BSQUARE will continue to market include:

-- WinDK 1.1 for Windows CE - The first full-featured device driver development tool for embedded systems and industrial control developers using Windows CE.

-- Time Critical Extension (TCX) - A time critical extension to Windows CE allowing very low latency interrupts and timers on


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     Windows CE.

-- WinDK(TM)- A Windows 2000, Windows NT 4.0, Windows NT Embedded, Windows 98 and WDM Driver Development Library.

-- USB Extension to WinDK - Provides USB capability on Windows NT 4.0 and Windows NT Embedded with an affordable toolkit that also is source code compatible with Windows 2000 and Windows 98.

-- WinRT(TM) 3.5 - Provides direct binary compatibility between Windows 2000, Windows NT, Windows NT Embedded, Windows 98 and Windows 95 and enables hardware control from a Win32 application.

-- WinRT-VB 3.0 - An integrated ActiveX control tool for developing memory I/O and port I/O hardware controls for Visual Basic 4.0, 5.0 and 6.0 (32-bit) Windows applications.

BlueWater Systems will move its 11 employees from Edmonds, Washington to the BSQUARE headquarters in Bellevue, Washington. Paul Lever, the founder of BlueWater Systems, will join BSQUARE as the director of platform technologies. BSQUARE expects to complete the incorporation of BlueWater Systems' employees and products by the end of the month. BlueWater Systems' revenues were approximately $1,000,000 in 1999.

     About BSQUARE

BSQUARE (Nasdaq:BSQR) is a dynamic software company working with Fortune 500 companies to enable the age of intelligent computing devices. Specializing in the Microsoft Windows family of operating systems, BSQUARE supplies software products and services for the development and use of PC Companions, Internet appliances, industrial automation devices, Windows-based terminals, and other intelligent computing devices. From development tools to software infrastructures to end-user applications, BSQUARE's touch is on many embedded Windows-based devices available in the market today.

For more information, visit BSQUARE at http://www.bsquare.com or call 888/820-4500.

BSQUARE is a registered trademark of BSQUARE Corporation. All names, product names, and tradenames are trademarks or registered trademarks of their respective holders.

This release contains forward-looking statements relating to our sales that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. The words "believe," "expect," "intend," "anticipate," variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could affect BSQUARE's actual results include adverse changes in BSQUARE's relationship with Microsoft, a decline in the market for Windows CE-based intelligent computing devices or the failure of such market to develop as anticipated, delays or announcements of delays by Microsoft of Windows CE product releases, competition and intellectual property risks. A more detailed description of certain factors that could affect actual results include, but are not limited to, those discussed in BSQUARE's Quarterly Report on Form 10-Q, in the section entitled "Risk Factors." Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. BSQUARE undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

CONTACT: BSQUARE
Michelle Manson, 425/519-5900
press@bsquare.com